Exhibit 99

AMENDMENTS TO THE NON-SALARIED
DIRECTORS STOCK OPTION PLAN

1.   Section 3.4 of the Non-Salaried Directors Stock Option Plan has been amended to read in its entirety as follows:

3.4           Modification, Substitution or Cancellation of Grants

No rights or obligations under any outstanding Option may be altered or impaired without the Participant’s consent.  The Company at its discretion and with the agreement of the Participant may buy out the Participant’s option rights on Termination (including but not limited to voluntary or involuntary termination, death, disability and retirement) in return for cancellation of exercisable grants; provided, however, that the Company shall not have such buy-out right with respect to options relating to shares authorized for issuance under the Plan by shareholder action taken on or after April 25, 2011.  Unexercised grants returned to the Company can be regranted to the Plan

2.a.           Section 3.11 of the Non-Salaried Directors Stock Option Plan has been amended to add the numbering “(i)” immediately before the word “Notwithstanding” at the beginning of Section 3.11.

  b.           Section 3.11 is further amended by the addition of the following paragraph immediately after paragraph (i):

(ii)  Notwithstanding the foregoing, the following shall apply to each option to purchase shares authorized for issuance under the Plan by shareholder action taken on or after April 25, 2011:  If the Company shall be the surviving corporation in a merger or other reorganization, an Option shall extend to stock and securities of the Company to the same extent that a holder of that number of Shares immediately before the merger or consolidation corresponding to the number of Shares covered by the Option would be entitled to have or obtain stock and securities of the Company under the terms of the merger or consolidation. If the Company dissolves, sells substantially all of its assets, is acquired in a stock for stock or securities exchange, or is a party to a merger or other reorganization in which it is not the surviving corporation (each of the foregoing being referred to as a “Transaction”), then each Option shall fully vest and become fully exercisable commencing upon the consummation of the relevant Transaction.